Exhibit 99.1

Eaton Communications Eaton Center Cleveland, OH 44122

Date	March 2, 2026

Eaton announces David Foster as Executive Vice President and Chief Financial Officer, effective March 2, 2026

•	Foster re-joins Eaton after a career spanning 29 years with the organization
•	Deep understanding of Eaton’s operations, customers and markets at a time of unprecedented demand and growth

DUBLIN – Intelligent power management company Eaton (NYSE:ETN) today announced that David Foster has been named executive vice president and chief financial officer, effective March 2, 2026. He succeeds Olivier Leonetti who will be leaving Eaton on March 13, 2026, as part of a planned transition.

Foster re-joins Eaton after a 29-year career with the organization. “Dave brings a wealth of experience to Eaton – with a deep understanding of our operations and a unique understanding of our markets and customers at a critical time of unprecedented demand and growth” said Eaton CEO Paulo Ruiz.  “With proven experience of finance excellence, portfolio management and the ability to build organizational capability and discipline at scale, I am pleased to welcome him back to our team.”

Before retiring from Eaton in 2022, Foster held roles of increasing responsibility across the company’s finance organization, providing critical business and finance partnerships in assignments across Asia Pacific and the United States. He held roles within FP&A, Controllership, Corporate Development and Treasury, and Mergers, Acquisitions and Divestitures. In his last role with Eaton, he was senior vice president, Finance and Planning, Industrial Sector.

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In commenting on his new role, Foster said, “I am looking forward to coming back to Eaton, a place I called home for nearly three decades. Eaton is at a pivotal point in its journey to become the world’s premier power management company and I am excited to be part of this next phase of growth and opportunity.”

“On behalf of the company, I want to thank Olivier for his service and wish him the best for the future,” said Ruiz.

Foster holds a bachelor’s degree from the University of Michigan and a master’s degree in Manufacturing Management from Kettering University.

Eaton is an intelligent power management company dedicated to protecting the environment and improving the quality of life for people everywhere. We make products for the data center, utility, industrial, commercial and institutional, machine building, residential, aerospace and mobility markets. We are guided by our commitment to do business right, to operate sustainably and to help our customers manage power ─ today and well into the future. By capitalizing on the global growth trends of electrification and digitalization, we’re helping to solve the world’s most urgent power management challenges and building a more sustainable society for people today and generations to come.

Founded in 1911, Eaton has continuously evolved to meet the changing and expanding needs of our stakeholders. With revenues of $27.4 billion in 2025, the company serves customers in 180 countries. For more information, visit www.eaton.com. Follow us on LinkedIn.

Contact:
Jennifer Tolhurst
+1 (440) 523-4006
jennifertolhurst@eaton.com

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